Exhibit 99.1

KULR Secures Over $1M Contract from H55 for Proprietary, Patented
Thermal Runaway Shield Technology

SAN DIEGO / GLOBENEWSWIRE / April 02, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), renowned for its contributions to sustainable energy management, today unveiled a commitment exceeding $1 million with H55 Inc. (“H55”), a pioneer and global leader in electric propulsion. H55 will employ KULR's unique Thermal Runaway Shield (“TRS”) within its propulsion systems that equip fleets of industry behemoths such as Pratt & Whitney and CAE Inc. (NYSE: CAE). According to the agreement, the initial delivery phase began in Q1 2024. Embedding KULR's TRS into H55's Electrical Propulsion System (“EPS”) is critical for aligning with the European Union Aviation Safety Agency (“EASA”) safety protocols. H55 harnesses KULR's innovative TRS to construct systems that adhere to stringent safety measures while retaining efficiency and energy density. EASA recently approved the H55 EPS solution, paving the way for the critical compliance demonstration phase of their certification program (https://h55.ch/news/).

Michael Mo, CEO of KULR, reflected on the significance of this collaboration. “Working with H55 epitomizes our commitment to setting new standards for safety in electric aviation. With H55, we reinforce our role in addressing the escalating compliance requisites from regulatory bodies such as EASA and the FAA. Our goal is to ensure our technology not only fulfills but also anticipates the evolving safety needs of the electric aviation sector.”

Martin Larose, CEO of H55, also acknowledged the positive side of this collaboration. “Tightening the relationship with KULR has marked a transformative step for us. The TRS technology from KULR has enabled us to push the safety norms and position H55 as a global leader. We are equipped to offer products that defy the rigorous requirements of EASA while preserving the high caliber and compactness our clients rely on. This synergy with KULR promises significant progress.”

According to a recent forecast, the global hybrid aircraft market is estimated to grow from USD 1.2 billion in 2023 to USD 13.2 billion by 2030, at a CAGR of 41.6% from 2023 to 2030.

KULR continues to pioneer revolutionary energy management solutions, propelling the electric aviation industry forward.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

About H55

H55 S.A. is a Swiss-based company founded and led by a team of visionary engineers and aerospace experts. The company’s mission is to revolutionize the aviation industry by providing certified electric propulsion and battery management systems tailored to a diverse range of aircraft to achieve sustainable air travel. Through a commitment of providing certified solutions and its pioneering legacy as the technological spin-off of the renowned Solar Impulse electric airplane which flew around the world in 2016 with only energy from the sun, H55 is at the forefront of driving the aviation industry toward a more environmentally responsible future, setting new standards, and pushing the boundaries of what is possible in electric aviation.

Safe Harbor Statement

This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com